Exhibit 4.6

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IF (1) THE DEPOSITARY IS UNWILLING OR UNABLE TO CONTINUE AS DEPOSITARY OR (2) THE ISSUER IN ITS SOLE DISCRETION DETERMINES NOT TO HAVE THE SECURITIES REPRESENTED BY A GLOBAL SECURITY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL because the registered owner hereof, Cede & Co., has an interest herein.

$200,000,000

No. 1	CUSIP No. 224399AP0

CRANE HOLDINGS, CO.

6.55% Note Due 2036

Crane Holdings, Co., a Delaware corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, the principal sum of $200,000,000 (Two Hundred Million Dollars) on November 15, 2036, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on May 15 and November 15 of each year, commencing May 15, 2007, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from May 15 or November 15, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on this Note, in which case from November 20, 2006, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the Security register. Notwithstanding the foregoing, if the date hereof is after the first day of May or November, as the case may be, and before the following

May 15 or November 15, this Note shall bear interest from such May 15 or November 15; provided, that if the Issuer shall default in the payment of interest due on such May 15 or November 15, then this Note shall bear interest from the next preceding May 15 or November 15, to which interest has been paid or, if no interest has been paid on this Note, from November 15, 2036. The interest so payable on any May 15 or November 15, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the May 1 or November 1, as the case may be, next preceding such May 15 or November 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Crane Holdings, Co. has caused this instrument to be signed in the original or by facsimile by its duly authorized officers and has caused an original or a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

Dated: May 16, 2022

CRANE HOLDINGS, CO.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to 2036 Global Note]

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

Dated: May 16, 2022

U.S. BANK TRUST COMPANY,
NATIONAL ASSOCIATION, as Trustee

By:

[Signature Page to 2036 Global Note]

Crane Holdings, Co.

6.55% Note Due 2036

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of April 1, 1991 (herein called the “Indenture”), duly executed and delivered by the Issuer to U.S. Bank Trust Company, National Association, Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series of Securities designated as the 6.55% Note Due 2036 of the Issuer, initially limited in aggregate principal amount to $200,000,000 (the “Notes”). The Issuer may, without notice to or the consent of the Holders of the outstanding Notes, issue additional Securities of the same tenor as the Notes so that such additional Securities and the outstanding Notes shall form a single series of Securities under the Indenture.

In case an Event of Default with respect to the 6.55% Notes Due 2036, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of each such series; provided, that no such supplemental indenture shall (i) extend the final maturity of any Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or impair or affect the rights of any holder to institute suit for the payment thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each Security affected. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any series, prior to any declaration accelerating the maturity of such Securities, the holders of a majority in aggregate principal amount Outstanding of the Securities of such series (or, in the case of certain defaults or Events of Default, all or certain series of the Securities) may on behalf of the holders of all the Securities of such series (or all or certain series of the Securities, as the case may be) waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Securities. Any such consent or waiver by the holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are redeemable, in whole or in part, at the option of the Issuer at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, or

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points plus, in each case, accrued interest on the Notes to the date of redemption. The provisions of Article Eleven of the Indenture shall apply to any redemption of the Notes.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc. and UBS Securities LLC, and their respective successors, and three other nationally recognized investment banking firms that are primary U.S. government securities dealers in the United States (a “Primary Treasury Dealer”) specified from time to time by the Issuer; provided, that if any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, the Issuer shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

If a Change of Control Triggering Event (as defined below) occurs, holders will have the right to require the Issuer to repurchase all or any part of the holders’ Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will mail a notice to holders describing the transaction or transactions that constitute or would constitute a Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Issuer’s obligations to repurchase the Notes upon a Change of Control Triggering Event, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in the principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and (2) purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of a Change of Control Offer.

For purposes of this provision, the following terms will have the meanings set forth below:

“Below Investment Grade Rating Event” means that the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of such series of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction from an Investment Grade Rating to a below Investment Grade Rating was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and the Issuer’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than the Issuer or one of the Issuer’s subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with the covenant described under Article 8 of the Indenture); or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the Issuer’s Voting Stock, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Services (“Moody’s”) and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (“S&P”).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by the Issuer (as certified by a resolution of the Issuer’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting Stock” of any specified person as of any date means the Common Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes are issuable in registered form without coupons at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

Upon due presentment for registration of transfer of this Note at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto:

(Please print or type name, address, including zip code, and social security or other tax identifying number of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Signature:

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.